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                                                                    EXHIBIT 23.5

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

Monday, December 14, 1998

Board of Directors
SEQUUS Pharmaceuticals, Inc.
960 Hamilton Court
Menlo Park, CA 94025-1430

Dear Sirs and Madams:

We hereby consent to the inclusion of our opinion letter dated October 4, 1998 to the Board of Directors of SEQUUS Pharmaceuticals, Inc. ("SEQUUS") as Annex C to the Proxy Statement/Prospectus of SEQUUS relating to the proposed merger transaction involving SEQUUS and ALZA Corporation and references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY-- Fairness Opinion of Financial Advisors," "THE MERGER--Background of the Merger," "THE MERGER--SEQUUS' Reasons for the Merger" and "THE MERGER--Opinion of SEQUUS' Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          Credit Suisse First Boston
                                           Corporation

                                                     /s/ Steven Fisch
                                          By: _________________________________
                                                       Steven Fisch